Exhibit 99.1
Contact: Jennifer Rosa         (216) 429-5037
For release Thursday, April 25, 2013
TFS Financial Corporation Announces Fiscal Quarter Ended March 31, 2013 Financial Results
(Cleveland, OH - April 25, 2013) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three and six month periods ended March 31, 2013.
The Company reported net income of $12.8 million for the three months ended March 31, 2013, compared to net income of $1.0 million for the three months ended March 31, 2012. The increase in net income is largely the result of an increase in net interest income and a lower provision for loan losses, partially offset by an increase in non-interest expenses. Net income of $23.9 million was reported for the six months ended March 31, 2013, compared to net income of $9.5 million for the six months ended March 31, 2012. The increase in net income for the six months is largely the result of increases in net interest income and non-interest income and a lower provision for loan losses, partially offset by an increase in non-interest expenses.
"The trends we are seeing in the housing market fuel my optimism," said Chairman and CEO Marc A. Stefanski. "In our Ohio market, where we make most of our loans, home sales were up 10 percent in February, and already 14 percent for the year.  That, coupled with our continued decline in delinquencies and our growth in new markets, gives me even more reason to be positive about our results from this quarter.  As we celebrate our 75th anniversary, we remain true to our commitment to our customers, associates, communities and our stockholders."
Lower interest rates on deposits, particularly on certificates of deposit, caused net interest income to increase $2.1 million, or 3%, to $67.9 million for the three months ended March 31, 2013 from $65.8 million for the three months ended March 31, 2012. Net interest income increased $6.3 million, or 5%, to $136.3 million for six months ended March 31, 2013 from $130.0 million for the six months ended March 31, 2012. Low interest rates continue to decrease the yield on interest-earning assets and to a greater extent, the rate paid on deposits. As a result, the interest rate spread has improved from the prior year. The interest rate spread increased 13 basis points in the current quarter to 2.28% compared to 2.15% in the same quarter last year. The interest rate spread for the six months ended March 31, 2013 was 2.26% compared to 2.11% in the six month period last year. The net interest margin increased six basis points in the current quarter to 2.48% compared to 2.42% in the same quarter last year. The net interest margin for the six months ended March 31, 2013 was 2.48% compared to 2.41% in the six month period last year.
The Company recorded a provision for loan losses of $10.0 million for the three months ended March 31, 2013 compared to $27.0 million for the three months ended March 31, 2012. The Company reported $14.0 million of net loan charge-offs for the three months ended March 31, 2013 compared to $22.6 million for the three months ended March 31, 2012. Of the $14.0 million of net charge-offs in the current quarter, $5.2 million occurred in the equity loans and lines of credit portfolio, $5.0 million occurred in the residential, non-Home Today portfolio and $3.8 million occurred in the Home Today portfolio. The Home Today portfolio, which has had minimal new originations since 2009, is an affordable housing program targeted toward low and moderate income home buyers, which totaled $193.2 million at March 31, 2013 and $208.3 million at September 30, 2012. The Company recorded a provision for loan losses of $28.0 million for the six months ended March 31, 2013 compared to $42.0 million for the six months ended March 31, 2012. The Company reported $27.2 million of net loan charge-offs for the six months ended March 31, 2013 compared to $97.7 million for the six months ended March 31, 2012. Of the $27.2 million of net charge-offs for the six months ended March 31, 2013, $10.7 million occurred in the equity loans and lines of credit portfolio, $9.3 million occurred in the residential, non-Home Today portfolio and $7.2 million occurred in the Home Today portfolio. Net charge-offs of $97.7 million for the six months ended March 31, 2012 included the impact of charging off, during that period, the Specific Valuation Allowance (SVA), which was $55.5 million at September 30, 2011. The allowance for loan losses was $101.2 million, or 1.02% of total loans receivable, at March 31, 2013, compared to $100.5 million, or 0.97% of total loans receivable, at September 30, 2012.

Non-accrual loans decreased $16.6 million to $166.0 million, or 1.67% of total loans, at March 31, 2013 from $182.6 million, or 1.77% of total loans, at September 30, 2012. The $16.6 million decrease in non-accrual loans for the six months ended March 31, 2013, consisted of a $7.5 million decrease in the residential, non-Home Today portfolio; a $4.0 million decrease in the residential, Home Today portfolio; a $4.9 million decrease in the equity loans and lines of credit portfolio; and a $0.2 million decrease in construction loans.
Total loan delinquencies decreased $27.6 million to $144.9 million, or 1.45% of total loans receivable, at March 31, 2013 from $172.5 million, or 1.66% of total loans receivable, at September 30, 2012.

Total troubled debt restructurings decreased $14.1 million to $207.3 million at March 31, 2013 from $221.4 million at September 30, 2012. Of the $207.3 million of troubled debt restructurings recorded at March 31, 2013, $74.9 million was in the Home Today portfolio, $112.6 million was in the residential, non-Home Today portfolio and $19.1 million was in the equity loans and lines of credit portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $82.6 million at March 31, 2013 and $86.9 million at September 30, 2012.
Total assets decreased $396.4 million, or 3%, to $11.12 billion at March 31, 2013 from $11.52 billion at September 30, 2012. This change was mainly the result of the total of loan sales and principal repayments exceeding new loan origination levels, and a decrease in cash and cash equivalents, partially offset by an increase in investment securities.
The combination of cash and cash equivalents and investment securities increased $11.3 million, or 2%, to $741.0 million at March 31, 2013 from $729.7 million at September 30, 2012, to maintain liquidity levels.
The combination of Loans held for investment, net and mortgage loans held for sale decreased $401.4 million, or 4%, to $9.95 billion at March 31, 2013 from $10.35 billion at September 30, 2012. During the six months ended March 31, 2013, loan sales of $222.2 million were completed, consisting of $35.8 million of fixed rate loans that qualified under Fannie Mae's Home Affordable Refinance Program (HARP II), $58.3 million of fixed rate non-agency whole loans and $128.1 million of variable rate non-agency whole loans. Net gain on the sale of these loans was $4.3 million. There were no loan sales during the six months ended March 31, 2012. Residential non-Home Today mortgage loans, including those held for sale, decreased $227.3 million during the six months ended March 31, 2013, while the equity loans and lines of credit portfolio decreased by $153.7 million. First mortgage loan originations were $887.5 million for the six months ended March 31, 2013, of which $451.0 million were adjustable rate mortgages, representing approximately 51% of all residential mortgage originations, compared to 58% for the six months ended March 31, 2012. Approximately 47% of the fixed rate originations for the six months ended March 31, 2013 were 10 year fixed rate loans. Adjustable rate mortgages originated under the Smart Rate ARM program since July, 2010 have helped to offset future interest rate risk exposure. Loans under the program have mainly either 15 or 30 year terms, with the initial interest rate fixed for either the first three or five years and adjusting annually thereafter, subject to various caps. Most loans originated under the program have been 30 year terms with interest rates fixed for five years. The total principal balance of all adjustable rate first mortgage loans was $3.00 billion, or 37% of all first mortgage residential loans, at March 31, 2013. We continue to originate additional HARP II eligible loans for sale and to evaluate potential non-agency, whole loan sales of a pool of our high credit quality, first mortgage loans held for sale, which together, had a balance of $96.9 million at March 31, 2013.
Deposits decreased $224.1 million, or 2%, to $8.76 billion at March 31, 2013 from $8.98 billion at September 30, 2012. The decrease in deposits was the net result of a $34.9 million increase in our savings accounts, a $46.1 million increase in our checking accounts, and a $304.8 million decrease in our certificates of deposit ("CD") for the six months ended March 31, 2013. To manage our cost of funds, maturing, higher rate CDs were replaced by other lower rate savings products or borrowed funds from the FHLB, as needed.
Borrowed funds decreased $172.3 million, to $315.9 million at March 31, 2013 from $488.2 million at September 30, 2012. This decrease reflects lower overnight advances from the FHLB as a combination of loan sales and reduced loan production led to decreased cash demands during the period.

Total shareholders' equity increased $28.5 million, or 2%, to $1.84 billion at March 31, 2013 from $1.81 billion at September 30, 2012. Activity reflects $23.9 million of net income in the current fiscal year to date combined with adjustments related to our stock compensation plan and ESOP.
At March 31, 2013, the Association was "well capitalized" for regulatory capital purposes, as its tier 1 risk based capital ratio was 22.26% and its total risk-based capital was 23.52%, both of which substantially exceed the amounts required for the Association to be considered well capitalized.
The Company will host a conference call to discuss its operating results for the three and six month periods ending March 31, 2013 at 10:00 a.m. (ET) on April 26, 2013. The toll-free dial-in number is 866-952-1908, Conference ID TFSLQ213. A telephone replay will be available beginning at 2:00 p.m. (ET) on April 26, 2013 by dialing 800-695-2533. The conference call will be simultaneously webcast on the Company's website www.thirdfederal.com under the Investor Relations link under the "About Us" tab, and will be archived for 30 days after the event, beginning April 29, 2013. The slides for the conference call will be filed with the SEC under a separate Form 8-K and will also be available on the Company's website.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, including employment prospects and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets;

•	adverse changes and volatility in credit markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings and Loan Association of Cleveland, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury or the Federal Reserve Board and changes in the level of government support of housing finance;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•	the timing and the amount of revenue that we may recognize;

•	changes in expense trends (including, but not limited to, trends affecting non-performing assets, charge-offs and provisions for loan losses);

•	the impact of the continuing governmental effort to restructure the U.S. financial and regulatory system;

•	inability of third-party providers to perform their obligations to us;

•	adverse changes and volatility in real estate markets;

•	a slowing or failure of the moderate economic recovery;

•	the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"), which will continue to impact us;

•
the adoption of implementing regulations by a number of different regulatory bodies under the Dodd-Frank Act, and uncertainty regarding the exact nature, extent and timing of such regulations and the impact they will have on us;

•	the continuing impact of coming under the jurisdiction of new federal regulators;

•	changes in our organization, or compensation and benefit plans;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of our loans and other assets; and

•	the ability of the U.S. Federal government to manage federal debt limits.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	March 31, 2013	September 30, 2012
ASSETS
Cash and due from banks	$31,982	$38,914
Other interest-earning cash equivalents	252,164	269,348
Cash and cash equivalents	284,146	308,262
Investment securities:
Available for sale (amortized cost $454,297 and $417,416, respectively)	456,888	421,430
Mortgage loans held for sale, at lower of cost or market ($3,017 measured at fair value, September 30, 2012)	96,882	124,528
Loans held for investment, net:
Mortgage loans	9,965,436	10,339,402
Other loans	4,276	4,612
Deferred loan fees, net	(17,241)	(18,561)
Allowance for loan losses	(101,217)	(100,464)
Loans, net	9,851,254	10,224,989
Mortgage loan servicing assets, net	16,390	19,613
Federal Home Loan Bank stock, at cost	35,620	35,620
Real estate owned	19,868	19,647
Premises, equipment, and software, net	59,596	61,150
Accrued interest receivable	32,037	34,887
Bank owned life insurance contracts	180,460	177,279
Other assets	88,620	90,720
TOTAL ASSETS	$11,121,761	$11,518,125
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,757,282	$8,981,419
Borrowed funds	315,919	488,191
Borrowers’ advances for insurance and taxes	60,753	67,864
Principal, interest, and related escrow owed on loans serviced	114,889	127,539
Accrued expenses and other liabilities	37,534	46,262
Total liabilities	9,286,377	9,711,275
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 309,115,625 and 309,009,393 outstanding at March 31, 2013 and September 30, 2012, respectively	3,323	3,323
Paid-in capital	1,693,821	1,691,884
Treasury stock, at cost; 23,203,125 and 23,309,357 shares at March 31, 2013 and September 30, 2012, respectively	(279,629)	(280,937)
Unallocated ESOP shares	(72,584)	(74,751)
Retained earnings—substantially restricted	497,113	473,247
Accumulated other comprehensive loss	(6,660)	(5,916)
Total shareholders’ equity	1,835,384	1,806,850
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,121,761	$11,518,125

TFS Financial Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2013	2012	2013	2012
INTEREST INCOME:
Loans, including fees	$95,241	$102,696	$193,930	$205,903
Investment securities available for sale	1,079	33	2,192	70
Investment securities held to maturity	—	1,538	—	3,272
Other interest and dividend earning assets	515	551	1,101	1,108
Total interest and dividend income	96,835	104,818	197,223	210,353
INTEREST EXPENSE:
Deposits	28,030	38,390	59,165	79,096
Borrowed funds	875	643	1,712	1,217
Total interest expense	28,905	39,033	60,877	80,313
NET INTEREST INCOME	67,930	65,785	136,346	130,040
PROVISION FOR LOAN LOSSES	10,000	27,000	28,000	42,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	57,930	38,785	108,346	88,040
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,146	3,284	4,449	6,097
Net gain on the sale of loans	1,257	—	4,279	—
Increase in and death benefits from bank owned life insurance contracts	1,577	1,610	3,182	3,222
Other	1,126	1,517	2,443	2,801
Total non-interest income	6,106	6,411	14,353	12,120
NON-INTEREST EXPENSE:
Salaries and employee benefits	21,824	21,049	42,427	41,434
Marketing services	3,127	2,377	6,252	4,754
Office property, equipment and software	5,293	5,073	10,314	10,071
Federal insurance premium and assessments	3,243	3,512	6,957	7,389
State franchise tax	1,749	1,716	3,412	2,705
Real estate owned expense, net	1,516	1,672	2,681	4,007
Appraisal and other loan review expense	1,102	1,163	1,785	2,153
Other operating expenses	7,375	6,758	13,935	13,286
Total non-interest expense	45,229	43,320	87,763	85,799
INCOME BEFORE INCOME TAXES	18,807	1,876	34,936	14,361
INCOME TAX EXPENSE	6,017	854	10,993	4,880
NET INCOME	$12,790	$1,022	$23,943	$9,481

Earnings per share—basic and diluted	$0.04	$—	$0.08	$0.03
Weighted average shares outstanding
Basic	301,753,966	301,153,080	301,664,171	301,098,610
Diluted	302,581,395	301,706,570	302,381,164	301,547,664

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended March 31, 2013				Three Months Ended March 31, 2012
	Average Balance	Interest Income/ Expense		Yield/ Cost (1)	Average Balance	Interest Income/ Expense		Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Other interest-bearing cash equivalents	$234,237	$134		0.23%	$269,830	$147		0.22%
Investment securities	9,303	9		0.39%	10,361	9		0.35%
Mortgage-backed securities	439,975	1,070		0.97%	359,179	1,562		1.74%
Loans	10,216,741	95,241		3.73%	10,200,004	102,696		4.03%
Federal Home Loan Bank stock	35,620	381		4.28%	35,620	404		4.54%
Total interest-earning assets	10,935,876	96,835		3.54%	10,874,994	104,818		3.86%
Noninterest-earning assets	286,432				295,604
Total assets	$11,222,308				$11,170,598
Interest-bearing liabilities:
NOW accounts	$1,022,074	$602		0.24%	$980,248	$700		0.29%
Savings accounts	1,809,665	1,485		0.33%	1,762,811	1,933		0.44%
Certificates of deposit	5,922,765	25,943		1.75%	5,932,175	35,757		2.41%
Borrowed funds	417,843	875		0.84%	441,034	643		0.58%
Total interest-bearing liabilities	9,172,347	28,905		1.26%	9,116,268	39,033		1.71%
Noninterest-bearing liabilities	223,303				253,231
Total liabilities	9,395,650				9,369,499
Shareholders’ equity	1,826,658				1,801,099
Total liabilities and shareholders’ equity	$11,222,308				$11,170,598
Net interest income		$67,930				$65,785
Interest rate spread (2)				2.28%				2.15%
Net interest-earning assets (3)	$1,763,529				$1,758,726
Net interest margin (4)		2.48%	(1)			2.42%	(1)
Average interest-earning assets to average interest-bearing liabilities	119.23%				119.29%

(1)	Annualized

(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Six Months Ended March 31, 2013				Six Months Ended March 31, 2012
	Average Balance	Interest Income/ Expense		Yield/ Cost	Average Balance	Interest Income/ Expense		Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Other interest-bearing cash equivalents	$233,015	$295		0.25%	$280,495	$345		0.25%
Investment securities	9,502	18		0.38%	10,455	19		0.36%
Mortgage-backed securities	433,580	2,174		1.00%	366,222	3,323		1.81%
Loans (2)	10,302,699	193,930		3.76%	10,102,086	205,903		4.08%
Federal Home Loan Bank stock	35,620	806		4.53%	35,620	763		4.28%
Total interest-earning assets	11,014,416	197,223		3.58%	10,794,878	210,353		3.90%
Noninterest-earning assets	285,911				272,617
Total assets	$11,300,327				$11,067,495
Interest-bearing liabilities:
NOW accounts	$1,015,770	$1,307		0.26%	$975,559	$1,407		0.29%
Savings accounts	1,801,513	3,167		0.35%	1,738,801	4,088		0.47%
Certificates of deposit	5,989,442	54,691		1.83%	5,961,051	73,601		2.47%
Borrowed funds	417,793	1,712		0.82%	300,454	1,217		0.81%
Total interest-bearing liabilities	9,224,518	60,877		1.32%	8,975,865	80,313		1.79%
Noninterest-bearing liabilities	256,052				298,480
Total liabilities	9,480,570				9,274,345
Stockholders’ equity	1,819,757				1,793,150
Total liabilities and stockholders’ equity	$11,300,327				$11,067,495
Net interest income		$136,346				$130,040
Interest rate spread (2)				2.26%				2.11%
Net interest-earning assets (3)	$1,789,898				$1,819,013
Net interest margin (4)		2.48%	(1)			2.41%	(1)
Average interest-earning assets to average interest-bearing liabilities	119.40%				120.27%

(1)	Annualized

(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by total interest-earning assets.